                                                                    EXHIBIT 11.1

                       TALX CORPORATION AND SUBSIDIARIES

              Statement Regarding Computation of Earnings Per Share

                          Year ended March 31, 1996 and
                        Three months ended June 30, 1996


Shares outstanding - beginning of period .....................        2,476,500
Weighted average number of common and
   common equivalent shares issued (1) .......................          184,928
                                                                    -----------
Weighted average number of common and
   common equivalent shares outstanding -
   end of period .............................................        2,661,428
                                                                    ===========
Year ended March 31, 1996:
   Earnings from continuing operations .......................      $   123,000
   Loss from discontinued operations .........................         (703,000)
                                                                    -----------
                              Net loss .......................      $  (580,000)
   Pro forma loss per common and common equivalent share:
               Earnings from continuing operations ...........      $       .04
               Loss from discontinued operations .............             (.26)
                                                                    -----------
                              Net loss .......................      $      (.22)

Three months ended June 30, 1996:
   Earnings from continuing operations .......................      $   141,000
   Loss from discontinued operations .........................         (164,000)
                                                                    -----------
                              Net loss .......................      $   (23,000)
                                                                    ===========

   Pro forma loss per common and common equivalent share:
               Earnings from continuing operations ...........      $       .05
               Loss from discontinued operations .............             (.06)
                                                                    -----------
                              Net loss .......................      $      (.01)
                                                                    ===========

- ----------

(1) Common and common equivalent shares issued consist of certain effects of shares issued, stock options, warrants, and preferred stock. Common equivalent shares from convertible preferred stock (using the if-converted method) and stock options and warrants (using the treasury stock method) have been included in the computation. Pursuant to the Securities and Exchange Commission rules, convertible preferred stock which will be automatically converted at the date of issuance is included even though inclusion may be antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted by the Company at prices below the assumed public offering price during the 12-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for all of fiscal 1996 and the three months ended
    June 30, 1996.